Exhibit 99.01

OGE Energy Corp. reports third quarter results
Distributions from Enable Midstream Partners reach $104 million year-to-date

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 26.3 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners, LP, today reported earnings of $0.55 per average diluted share for the three months ended September 30, 2015 compared to $0.94 per average diluted share for the third quarter of 2014. Earnings for the third quarter of 2015 include pension settlement and goodwill impairment charges of approximately $113 million pretax, or $0.35 per share after tax, at Enable Midstream. Ongoing earnings, which exclude these non-cash charges, for the third quarter 2015 were $0.90 per average diluted share compared to $0.94 per average diluted share for the same period in 2014. Ongoing earnings and ongoing earnings per average diluted share are non-GAAP financial measures. Additional information regarding these measures, including reconciliations of ongoing earnings and ongoing earnings per average diluted share, is below.

OG&E, a regulated electric utility, contributed earnings of $0.82 per share in the third quarter, compared with earnings of $0.79 per share in the third quarter last year. OGE Energy’s interest in the natural gas midstream operations contributed a loss to earnings of $0.25 per share compared with earnings of $0.14 per share last year. Distributions received from Enable Midstream have been $104 million year to date. The holding company posted a loss of $0.02 per share in the third quarter, compared with earnings of $0.01 per share in the third quarter of 2014.

“The low commodity price environment is impacting Enable as evidenced by the impairment. However, this does not change our stated utility growth rate or plans for dividend growth through 2019” said OGE Energy Corp. President and CEO Sean Trauschke. “At the utility, I am particularly proud of the continued success of controlling costs, executing on our projects and delivering value to our customers.”

Discussion of Third Quarter 2015
OGE Energy's net income was $111 million in the third quarter, compared to $187 million in the year-ago quarter.

OG&E's net income was $163 million in the third quarter, compared to $157 million in the comparable quarter last year. The increase was primarily due to higher gross margin as a result of growth from new customers and weather related sales that were better than the same period in 2014, despite being below normal. Partially offsetting these increases in gross margin were lower wholesale transmission revenues and the expiration of a wholesale power contract. In addition, higher depreciation and amortization expense reduced utility earnings for the comparable period. Gross margin on revenues was $460 million in the third quarter, compared with $449 million for the same period last year.

Natural Gas Midstream Operations contributed a loss to OGE Energy Corp. of $50 million for the third quarter of 2015 compared to earnings of $28 million for the same period in 2014. Results for the current quarter include a pretax charge of approximately $108 million to write off OGE’s portion of Enable’s goodwill impairment. Ongoing earnings, which exclude this goodwill impairment charge as well as a $5 million pension settlement charge, were $20 million in the third quarter compared to $28 million in 2014. The decrease in ongoing earnings reflects lower average natural gas and natural gas liquids prices.

2015 Outlook
The Company projects 2015 ongoing consolidated earnings guidance to be at the low end of the earnings range of $1.76 to $1.89 per average diluted share. The utility is now projected to be at the low end of the $1.41 to $1.49 per average diluted share range primarily due to mild summer weather as compared to normal and environmental compliance assets placed into service that have not been included in rates. Distributable cash flow from Enable is projected to be approximately $140 million for 2015. See the Company's 2014 Form 10-K for other key factors and assumptions underlying its 2015 earnings guidance.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for the rest of 2015 on Thursday, November 5, at 8 a.m. CST. The conference will be available through www.oge.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 822,000 customers in Oklahoma and western Arkansas.  In addition, OGE holds a 26.3 percent limited partner interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Non-GAAP Financial Measures
OG&E has included in this release the non-GAAP financial measures Ongoing Earnings, Ongoing Earnings per Average Diluted Share, and Gross Margin. Gross Margin is defined by OG&E as operating revenues less cost of sales, which is fuel, purchased power and certain transmission expenses. Gross margin is a non-GAAP financial measure because it excludes depreciation and amortization, and other operation and maintenance expenses. Expenses for fuel and purchased power are recovered through fuel adjustment clauses and as a result changes in these expenses are offset in operating revenues with no impact on net income. OG&E believes gross margin provides a more meaningful basis for evaluating its operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. OG&E's definition of gross margin may be different from similar terms used by other companies.

Reconciliation of Gross Margin to Revenue attributable to OG&E:

	Three Months Ended
	September 30,
(In Millions)	2015	2014
Operating revenues	$719.8	$754.7
Less:
Cost of sales	259.8	305.3
Gross Margin	$460.0	$449.4

Ongoing Earnings and Ongoing Earnings per Average Diluted Share, which exclude non-cash charges of approximately $108 million or $0.33 per average diluted share associated with OGE’s share of Enable Midstream’s goodwill impairment as well as a non-cash pension settlement charge of approximately $5 million or $0.02 per average diluted share, are non-GAAP financial measures. OGE Energy’s management believes that ongoing earnings and ongoing earnings per average diluted share provide a more meaningful comparison of earnings results and are more representative of OGE Energy’s fundamental core earnings power. Reconciliations of ongoing earnings and ongoing earnings per average diluted share are below.

OGE Energy Corp.

Reconciliation of Ongoing Earnings (Loss) to GAAP Earnings (Loss)
(Net of tax, in millions)	3Q 2015 GAAP Earnings (Loss)	Goodwill and Pension Settlement Charges (1)	3Q 2015 Ongoing Earnings (Loss)	3Q 2014 GAAP and Ongoing Earnings (Loss) (2)
OG&E	$162.9	$—	$162.9	$157.3
Natural Gas Midstream Operations	(50.0)	69.8	19.8	28.2
Holding Company	(1.7)	—	(1.7)	1.8
Consolidated	$111.2	$69.8	$181.0	$187.3

Reconciliation of Ongoing Earnings (Loss) per Average Diluted Share to GAAP Earnings (Loss) per Average Diluted Share
	3Q 2015 GAAP Earnings (Loss) per Share	Goodwill and Pension Settlement Charges per Share (1)	3Q 2015 Ongoing Earnings (Loss) per Share	3Q 2014 GAAP and Ongoing Earnings (Loss) per Share (2)
OG&E	$0.82	$—	$0.82	$0.79
Natural Gas Midstream Operations	(0.25)	0.35	0.10	0.14
Holding Company	(0.02)	—	(0.02)	0.01
Consolidated	$0.55	$0.35	$0.90	$0.94

(1)
OGE recognized a non-cash charge of approximately $108 million or $0.33 per average diluted share for its portion of Enable Midstream’s goodwill impairment. Additionally, OGE recognized a non-cash charge of approximately $5 million or $0.02 per average diluted share for a pension settlement charge.

(2)	There were no similar charges for the year ended December 31, 2014 therefore, ongoing and GAAP earnings are the same.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; prices and availability of electricity, coal, natural gas and natural gas liquids; the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions Enable Midstream Partners serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable Midstream Partners' interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable Midstream Partners' gathering and processing business and transporting by Enable Midstream Partners' interstate pipelines, including the impact of natural gas and natural gas liquids prices on the level of drilling and production activities in the regions Enable Midstream Partners serves; business conditions in the energy and natural gas midstream industries including the demand for natural gas, natural gas liquids, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyber-attacks and other catastrophic events; advances in technology; creditworthiness of suppliers, customers and other contractual parties; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable Midstream Partners that the Company does not control; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2014.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
Consolidated Statements of Income
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2015	2014	2015	2014
OPERATING REVENUES	$719.8	$754.7	$1,749.8	$1,926.9
COST OF SALES	259.8	305.3	682.3	869.6
OPERATING EXPENSES
Other operation and maintenance	109.4	108.1	334.3	331.9
Depreciation and amortization	77.9	71.7	230.0	207.2
Taxes other than income	21.9	21.5	68.8	66.5
Total operating expenses	209.2	201.3	633.1	605.6
OPERATING INCOME	250.8	248.1	434.4	451.7
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	(71.9)	44.7	(12.0)	131.9
Allowance for equity funds used during construction	2.2	1.1	5.4	3.0
Other income	8.9	7.2	19.4	11.7
Other expense	(5.3)	(5.8)	(8.5)	(11.2)
Net other income (expense)	(66.1)	47.2	4.3	135.4
INTEREST EXPENSE
Interest on long-term debt	37.0	36.3	110.9	109.2
Allowance for borrowed funds used during construction	(1.1)	(0.6)	(2.7)	(1.7)
Interest on short-term debt and other interest charges	1.1	1.5	4.2	5.0
Interest expense	37.0	37.2	112.4	112.5
INCOME BEFORE TAXES	147.7	258.1	326.3	474.6
INCOME TAX EXPENSE	36.5	70.8	84.4	137.2
NET INCOME	$111.2	$187.3	241.9	337.4
BASIC AVERAGE COMMON SHARES OUTSTANDING	199.7	199.3	199.6	199.1
DILUTED AVERAGE COMMON SHARES OUTSTANDING	199.7	200.2	199.6	199.9
BASIC EARNINGS PER AVERAGE COMMON SHARE	$0.55	$0.94	$1.21	$1.69
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$0.55	$0.94	$1.21	$1.69
DIVIDENDS DECLARED PER COMMON SHARE	$0.27500	$0.25000	$0.77500	$0.70000

Oklahoma Gas and Electric Company
Financial and Statistical Data
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2015	2014	2015	2014
Operating revenues by classification
Residential	$318.1	$300.9	$726.7	$738.6
Commercial	176.5	181.1	423.0	454.2
Industrial	59.2	67.7	150.2	174.5
Oilfield	49.1	54.6	128.2	146.4
Public authorities and street light	63.4	68.3	154.1	172.3
Sales for resale	0.9	13.3	21.7	41.3
System sales revenues	667.2	685.9	1,603.9	1,727.3
Off-system sales revenues	13.5	25.8	34.8	78.0
Other	39.1	43.0	111.1	121.6
Total operating revenues	$719.8	$754.7	$1,749.8	$1,926.9
MWH sales by classification (in millions)
Residential	3.1	2.8	7.4	7.3
Commercial	2.1	2.0	5.7	5.5
Industrial	1.0	1.1	2.8	2.9
Oilfield	0.8	0.9	2.5	2.6
Public authorities and street light	0.9	0.8	2.4	2.4
Sales for resale	—	0.3	0.5	0.8
System sales	7.9	7.9	21.3	21.5
Off-system sales	0.4	0.7	1.1	1.9
Total sales	8.3	8.6	22.4	23.4
Number of customers	821,596	812,546	821,596	812,546
Weighted-average cost of energy per kilowatt-hour - cents
Natural gas	2.668	3.858	2.666	4.718
Coal	2.209	2.159	2.170	2.148
Total fuel	2.300	2.592	2.245	2.818
Total fuel and purchased power	2.973	3.429	2.925	3.546
Degree days
Heating - Actual	—	10	1,984	2,280
Heating - Normal	19	19	2,020	2,020
Cooling - Actual	1,372	1,293	1,993	1,985
Cooling - Normal	1,380	1,380	2,018	2,018